Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Ondas Holdings Inc. on Form S-3 of our report dated March 13, 2020, except for the reverse stock split described in Note 1, as to which the date is November 17, 2020, on our audits of the financial statements as of December 31, 2019 and 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

January 29, 2021